PART II - Item 2

                    Exhibits and Reports on Form 8-K



                        WESTERN COUNTRY CLUBS, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                                (UNAUDITED)

                                  Three Months Ended     Six Months Ended
	   	                      June 30		     June 30
				    1998       1997      1998        1997
                                 ----------  -------  ----------  ----------
BASIC EARNINGS PER SHARE
Net income			 $   22,879  ($9,383) $  347,919  $ (91,427)
Dividends on preferred stock	    (14,576)    --    	 (27,200)      --
                                 ----------   ------  ----------  ----------
Net income (loss) applicable to
  common stock			 $    8,303  ($9,383) $  320,719  $ (91,427)
                                 ==========  =======  ==========  =========



Shares used in computing basic
  earnings per share		  3,734,721 3,634,721  3,707,649  3,611,254

Basic earnings per common share	    Nil        Nil    $     0.09  $   (0.03)
                                 =========  ========= ==========  =========


DILUTED EARNINGS PER SHARE
Net income (loss)	         $ 22,879    ($9,383) $  347,919  $ (91,427)
                                 =========   =======  ==========  =========


Shares used in computing
  basic earnings per share	 3,734,721  3,634,721  3,707,649  3,611,254
Effect of shares issuable
  under common stock warrants
  using Treasury stock
    method			     7,407	 *	   7,407       *
Effect of shares issuable
 under stock options using
 treasury stock method		    36,667	 *	  36,667       *
Effect of shares issuable
  under conversion of
  preferred stock		   560,000	 *       516,685       *
Shares used in computing
  diluted earnings per share	 4,338,795  3,634,721  4,268,408  3,611,254

Diluted earnings per
  common share		            Nil        Nil    $     0.08  $   (0.03)

Nil - less than $.01

*Antidilutive